Exhibit 99.1

News
FOR IMMEDIATE RELEASE
Contact: Thomas Cooke
(314) 378-7800
tcooke@fast-fwd.net
RELIANCE BANCSHARES, INC. ANNOUNCES
SUSPENSION OF PREFERRED STOCK DIVIDENDS
ST. LOUIS, February 11, 2011. Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announced today that its Board of Directors has determined that it will suspend dividends on its preferred stock effective immediately. The Company has outstanding $40 million of 5% Series A Fixed Rate Cumulative Perpetual Preferred Stock, $2 million of 9% Series B Fixed Rate Cumulative Preferred Stock and $555,000 of 7% Series C Perpetual Convertible Preferred Stock. The Series A and Series B Preferred Stock were issued to the U. S. Treasury under the federal TARP program. The Series C Preferred Stock was issued to various shareholders in a private placement. The Company does not pay dividends on its Common Stock.
“We believe that the steps we are taking to positively manage capital are essential in this challenging economic environment and will provide long-term benefits for our shareholders” said the Company’s CEO Allan D. Ivie, IV. “Conserving cash and preserving our capital strength positions us to successfully weather the downturn and grow our core banking businesses.”
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices — one in Chandler, Arizona and another in Houston, Texas. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area. The company’s total assets as of September 30, 2010 exceeded $1.3 Billion. Reliance Bank’s website can be found at www.reliancebankstl.com
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